[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

By and between

Merck Sharp & Dohme BV

and

Forest Laboratories Holdings Limited

Dated as of January 10, 2014

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

ARTICLE 2	GRANT OF RIGHTS

2.1	Grants to Buyer.
2.2	Retention of Rights.
2.3	Sublicenses.
2.4	Grants to Seller.
2.5	No Implied Rights.
2.6	Covenants Relating to In-License Agreements and Other Agreements.

ARTICLE 3	TERRITORIAL RESTRICTIONS; COMPLIANCE

3.1	Buyer Restrictions
3.2	Seller Restrictions.
3.3	Compliance with Legal Requirements.
3.4	Compliance

ARTICLE 4	PAYMENTS AND RECORDS

4.1	Royalty.
4.2	Payments and Reports.
4.3	Payment Method.
4.4	Late Payments.
4.5	Withholding Taxes.
4.6	Records.
4.7	Audit.

ARTICLE 5	LICENSED PATENTS

5.1	Maintenance and Prosecution of Licensed Patents.
5.2	Enforcement of Licensed Patents.
5.3	Infringement Claims by Third Parties.
5.4	Invalidity or Unenforceability Defenses or Actions.
5.5	Third Party Licenses.

ARTICLE 6	LICENSED TRADEMARKS

6.1	Use of Licensed Trademarks.
6.2	Approval Procedures
6.3	Clearance; Registration, Prosecution and Maintenance of Licensed Trademarks.
6.4	Enforcement of Licensed Trademarks.
6.5	No Implied Rights.

ARTICLE 7	LICENSED DOMAIN NAMES

7.1	Ownership and Goodwill.
7.2	Registration and Maintenance.
7.3	Country-Specific Traffic.
7.4	Enforcement.

ARTICLE 8	CONFIDENTIALITY AND NON-DISCLOSURE

ARTICLE 9	DISCLAIMER OF WARRANTIES

ARTICLE 10	INDEMNITY

10.1	Indemnification of Seller.
10.2	Indemnification of Buyer.
10.3	Indemnification Procedures.
10.4	Limitation on Damages and Liability.
10.5	Insurance.

ARTICLE 11	TERM

11.1	Term.
11.4	Consequences of Termination.

ARTICLE 12	MISCELLANEOUS

12.1	Governing Law, Jurisdiction, Venue and Service.
12.2	Dispute Resolution.
12.3	Equitable Relief
12.4	Notices.
12.5	No Benefit to Third Parties.
12.6	Waiver and Non-Exclusion of Remedies.
12.7	Expenses
12.8	Assignment.
12.9	Use of Affiliates.
12.10	Amendment.
12.11	Independent Contractors.
12.12	Severability.
12.13	English Language.
12.14	Counterparts.
12.15	Entire Agreement.
12.16	Construction.

SCHEDULES

Schedule 1                      Seller Marks
Schedule 2                      Trademark Usage Guidelines and Quality Standards

LICENSE AGREEMENT

                      This License Agreement (this “Agreement”) is made and entered into effective as of January 10, 2014 (the “Effective Date”) by and between Merck Sharp & Dohme BV, a limited liability company (a Besloten Vennootschap) organized and existing under the Laws of the Netherlands (“Seller”), and Forest Laboratories Holdings Limited, an entity organized and existing under the Laws of Ireland (“Buyer”).  Seller and Buyer are sometimes referred herein individually as a “Party” and collectively as the “Parties.”

RECITALS

                      WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of November 29, 2013 (the “Asset Purchase Agreement”), pursuant to which, effective as of the Closing, Buyer is purchasing from Seller certain assets related to the Product in the Buyer Territory and Seller is required to grant a license and right of reference to Buyer, and Buyer is required to take a license and right of reference, under the Licensed IP and Documentation to Exploit the Product and Other Products in the Buyer Territory; and

                      WHEREAS, following the Closing, Buyer will Control certain regulatory data and approvals with respect to the Product and is required to grant a right of reference to Seller, and Seller is required to take a right of reference, under such regulatory data and approvals with respect to the Product to Exploit the Product and Other Products in the Seller Territory.

                      NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth and set forth in the Asset Purchase Agreement, the other Ancillary Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

        ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following capitalized terms shall have the meanings set forth in this Article 1 when used in this Agreement, and capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Asset Purchase Agreement.

1.1 “Agreement” has the meaning set forth in the preamble hereto.

1.2 “Asset Purchase Agreement” has the meaning set forth in the recitals hereto.

1.3 “Assigned Patents” means those Patent Rights assigned to Buyer pursuant to Section 5.20 of the Asset Purchase Agreement.

1.4 “Assigning Party” has the meaning set forth in Section 12.8.

1.5 “Buyer” has the meaning set forth in the preamble hereto.

1.6 “Buyer Indemnitees” has the meaning set forth in Section 10.2.

1.7 “Buyer Regulatory Approvals and Documentation” means any and all Regulatory Approvals and other Regulatory Documentation related to the Product, or any Other Product, in each case, that are Controlled by Buyer or any of its Affiliates effective as of and following the Closing, including the Purchased Regulatory Approvals and any other Regulatory Documentation included in the Purchased Assets.

1.8 “Buyer Trademark” has the meaning set forth in Section 6.2.3.

1.9 “Consenting Party” has the meaning set forth in Section 12.8.

1.10 “Effective Date” has the meaning set forth in the preamble hereto.

1.11 “Enforcing Party” has the meaning set forth in Section 5.2.2.

1.12 “First Commercial Sale” means, with respect to a product, the first purchase and sale of such product, following receipt of marketing approval, to one or more Third Parties for value for use or consumption by the general public.

1.13 “Generic Entry” means the First Commercial Sale in the Buyer Territory of a second Generic Product, other than any Authorized or Owned Generic Product.

1.14 “Hatch-Waxman Act” means the United States “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV).

1.15 “Infringement” has the meaning set forth in Section 5.2.2.

1.16 “Invalidity Claim” has the meaning set forth in Section 5.4.

1.17 “Licensed IP and Documentation” has the meaning set forth in Section 2.1.

1.18 “Licensed Domain Names” means (a) Licensed Domain Names, as such term is defined in the Asset Purchase Agreement and (b) any other domain names deemed Licensed Domain Names pursuant to Section 7.1.

1.19 “Licensed Trademarks” means (a) the Licensed Trademarks, as such term is defined in the Asset Purchase Agreement and (b) any other Trademarks (including, for clarity, any trade dress) that are variations or derivatives of any Trademark in subclause (a) above that Buyer, or the Parties jointly, may develop under this Agreement for use on or in connection with the Exploitation of the Product or any Other Product in the Buyer Territory, but in each case ((a) and (b)), excluding any Seller Marks.

1.20 “[***] Product” means any Other Product [***].

1.21 “[***] Loss of Exclusivity” means, with respect to a [***], the First Commercial Sale in the Buyer Territory of the second pharmaceutical product that is (a) distributed under a Regulatory Approval approved by FDA expressly in reliance on the prior approval of such [***] pursuant to 21 U.S.C. 355(j) and (b) under applicable Law is substitutable for such [***] as administered to patients without the intervention of a physician or other health care provider with prescribing authority, other than any such pharmaceutical product described in clauses (a) and (b) above that is marketed, distributed or sold in the Buyer Territory by or on behalf of or under a license or sublicense from Buyer or any of its Affiliates.

1.22 “Notice” has the meaning set forth in Section 12.4.1.

1.23 “Officials” has the meaning set forth in Section 3.4.2.

1.24 “Party” and “Parties” each has the meaning set forth in the preamble hereto.

1.25 “Payment” has the meaning set forth in Section 3.4.2.

1.26 “Product Label” means, with respect to the Product or any Other Product in the Buyer Territory, (a) the Regulatory Authority-approved full prescribing information for the Product or any Other Product, as applicable, including any required patient information and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for the Product or any Other Product, as applicable.

1.27 “Seller” has the meaning set forth in the preamble hereto.

1.28 “Seller Indemnitees” has the meaning set forth in Section 10.1.

1.29 “Seller Marks” means the trade names, corporate names, trade dress and corporate logos of Seller or Seller’s Affiliates that are used by Seller or any of Seller’s Affiliates in connection with the Product in the Buyer Territory or the Product Business prior to or as of the Execution Date, but which are not used exclusively in connection with the Product in the Buyer Territory or the Product Business, including those Trademarks listed on Schedule 1.

1.30 “Seller Other Product” has the meaning ascribed to such term in Section 2.2.

1.31 “Seller Territory IP” means (a) counterparts of the Licensed Patents or Assigned Patents in the Seller Territory and (b) the data, information and know-how that is not generally known, that is Controlled by Seller or its Affiliates, and is used by or on behalf of Seller, for the Manufacture of the Product in the Seller Territory; provided, that if such data, information or know-how becomes publicly disclosed (other than as a result of any disclosure by Buyer in breach of its obligations under Section 5.4 of the Asset Purchase Agreement or any other provision of any Ancillary Agreement), such data, information or know-how shall no longer be deemed Seller Territory IP.

1.32 “Sublicensee” means a Third Party that is granted a sublicense by Buyer under the grant in Section 2.1, as provided in Section 2.3.

1.33 “Supplied Product” has the meaning assigned to such term in the Supply Agreement or the Clinical Supply Agreement, as applicable.

1.34 “Term” has the meaning set forth in Section 11.1.

1.35 “Third Party Claims” has the meaning set forth in Section 10.1.

           ARTICLE 2

GRANT OF RIGHTS

2.1 Grants to Buyer. Subject to the terms and conditions of this Agreement and in consideration of the amounts due hereunder and under the Asset Purchase Agreement, Seller hereby grants to Buyer and its Affiliates a license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 2.3, to the Licensed Patents, Licensed Know-How, Licensed Regulatory Documentation, the Licensed Copyrights, the Licensed Trademarks and the Licensed Domain Names and, solely in connection with the grant in Section 2.1.3, to the Seller Territory IP (collectively, the “Licensed IP and Documentation”):

2.1.1 to use, sell, offer for sale, have sold, promote, market, distribute and otherwise commercialize (including the importation and exportation of compounds (including asenapine), the Product in the Buyer Territory, which license shall be, with respect to the foregoing rights, in each case, to the extent Controlled by Seller or its Affiliates as of the Execution Date or any time thereafter, exclusive (even as to Seller or its Affiliates), fully-paid, perpetual, irrevocable, royalty-free and non-transferable (except as expressly provided in this Agreement);

2.1.2 as necessary to obtain, maintain and hold Regulatory Approvals for and to otherwise Exploit the Product in the Buyer Territory, which license shall be exclusive, fully-paid, perpetual, irrevocable, royalty-free and non-transferable (except as expressly provided in this Agreement);

2.1.3 subject to the applicable terms of the Supply Agreement and the Clinical Supply Agreement with respect to Manufacture of Product, to Manufacture and have Manufactured (including the importation or exportation of components (including asenapine) for Manufacture) the Product worldwide for Exploitation of the Product in the Buyer Territory, which license shall be, with respect to the foregoing rights, in each case, to the extent Controlled by Seller or its Affiliates as of the Execution Date or any time thereafter, non-exclusive, fully-paid, perpetual, irrevocable, royalty-free and non-transferable (except as expressly provided in this Agreement); and

2.1.4 with respect to Manufacture of Other Product, to Manufacture and have Manufactured (including the importation or exportation of components (including asenapine) for Manufacture) any Other Product worldwide for Exploitation of such Other Product in the Buyer Territory, which license shall be, with respect to the foregoing rights, in each case, to the extent Controlled by Seller or its Affiliates as of the Execution Date or any time thereafter, non-exclusive, fully-paid, perpetual, irrevocable, royalty-free and non-transferable (except as expressly provided in this Agreement);

2.1.5 to Exploit any Other Product in the Buyer Territory, which license shall be exclusive (subject to Section 2.2), fully-paid, perpetual, irrevocable, royalty-free (except with respect to Combination Products, which shall be royalty-bearing in accordance with this Agreement) and non-transferable (except as expressly provided in this Agreement).

2.2 Retention of Rights.  Notwithstanding the rights granted to Buyer in this Agreement, Seller retains, on behalf of itself and its Affiliates, and its and their licensees, Sublicensees, licensors and distributors, such rights in and to the Licensed IP and Documentation, in each case, as may be necessary or useful (a) to perform its obligations under the Asset Purchase Agreement or any Ancillary Agreement, including this Agreement, the In-License Agreements and the Other Agreements, (b) to Manufacture or have Manufactured the Product or any Other Product worldwide, (c) to export or import the Product or any Other Product anywhere in the world in connection with the Manufacture or Exploitation of the Product or any Other Product in the Seller Territory, (d) to Exploit the Product or any Other Product in the Seller Territory and to develop Other Product in the Buyer Territory as necessary for obtaining regulatory approvals in the Seller Territory, (e) to perform research and development activities with respect to asenapine in the Seller Territory and to perform research and development activities with respect to asenapine (but excluding the Product) in the Buyer Territory as necessary to obtain regulatory approvals in the Seller Territory, and (f) to Manufacture, have Manufactured or Exploit products for use in humans on a non-prescription basis and for use in animals worldwide.  Notwithstanding clause (f) of this Section 2.2, Seller shall not, and it shall cause its Affiliates not to, market, sell, distribute or otherwise commercialize in the Buyer Territory a version of the Product that is available for use by humans on a non-prescription basis prior to the later of (x) the last to expire of the Valid Claims covering the Product under the Licensed Patents and Assigned Patents and (y) the Milestone Termination Date.  For clarity, nothing in the foregoing shall be deemed to grant to Seller (or its Affiliates) any rights (express or implied) of Buyer or its Affiliates in any information, data or intellectual property rights developed by Buyer or its Affiliates with respect to Other Products, and Seller’s rights retained by the foregoing provisions, as to Other Products, shall be solely to the extent such Other Products are developed by Seller or its Affiliates independently of Buyer and its Affiliates and Sublicensees (such Other Products, the “Seller Other Products”), and in compliance with all terms of this Agreement, the Asset Purchase Agreement and all other Ancillary Agreements.

2.3 Sublicenses.  Buyer shall have the right to grant sublicenses (and further rights of reference) under the licenses and rights granted in Section 2.1 of this Agreement through multiple tiers of Sublicensees; provided that Buyer shall remain jointly and severally liable for the performance or non-performance of any such Sublicensee.  Buyer hereby acknowledges that the grant of any such sublicense shall not relieve Buyer of its obligations under this Agreement, except to the extent such obligations are performed by such Sublicensee.  A copy of any sublicense agreement executed by Buyer pursuant to this Section 2.3 (provided that the financial terms and other highly confidential information of any such sublicense agreement may be redacted to the extent not pertinent to an understanding of either Party’s obligations or benefits under this Agreement) shall be provided to Seller within [***] after its execution by the parties thereto.  Notwithstanding the foregoing, Buyer shall not be required to provide any sublicense agreement entered into by Buyer pursuant to this Section 2.3 that is entered into by Buyer in the ordinary course of its Exploitation of the Product in the Buyer Territory to the extent that any such agreement (x) consists of non-exclusive sublicenses under the Licensed Trademarks or Licensed Copyrights granted for the sole purpose of performing services on behalf of Buyer in connection with its Exploitation of the Product and (y) is otherwise consistent with, and expressly made subject to, the terms and conditions of this Agreement.

2.4 Grants to Seller. Subject to the terms and conditions of this Agreement, Buyer (on behalf of itself and its Affiliates, licensees, Sublicensees and distributors) hereby grants to Seller and its Affiliates a fully-paid, royalty-free, non-transferable (except as expressly provided in this Agreement) license and right of reference, with the right to grant sublicenses and further rights of reference through multiple tiers, to all Buyer Regulatory Approvals and Documentation as necessary to Exploit and Manufacture or have Manufactured the Product and Seller Other Products solely for use, sale, offering for sale, having sold, promotion, marketing or other commercialization in the Seller Territory, which license shall be (a) exclusive with respect to such use, sale, offering for sale, having sold, promotion, marketing or other commercialization and (b) non-exclusive with respect to other Exploitation and Manufacturing of the Product and Seller Other Products.  Buyer (on behalf of itself and its Affiliates) hereby grants to Seller and its Affiliates a fully-paid, royalty-free, perpetual license, with the right to grant sublicenses, to the Assigned Patents as necessary to: (i) Exploit and Manufacture or have Manufactured the Product and Seller Other Products solely for use, sale, offering for sale, having sold, promotion, marketing or other commercialization in the Seller Territory, which license shall be (x) exclusive with respect to such use, sale, offering for sale, having sold, promotion, marketing or other commercialization and (y) non-exclusive with respect to other Exploitation and Manufacturing of the Product and Seller Other Products; and (ii) exercise those rights of Seller and its Affiliates in Section 2.1.4 of the Asset Purchase Agreement.

2.5 No Implied Rights.  For the avoidance of doubt, (a) Buyer and its Affiliates, licensees, Sublicensees and distributors shall have no right, express or implied, with respect to the Licensed IP and Documentation, except as expressly provided in Section 2.1 and elsewhere in this Agreement, in Section 2.3(b)(ii) of the Supply Agreement and in the Clinical Supply Agreement, and (b) Seller and its Affiliates, licensees, sublicensees and distributors shall have no right, express or implied, with respect to the Buyer Regulatory Approvals and Documentation, except as expressly provided in Section 2.4 and elsewhere in this Agreement.  Except as expressly granted herein, in the Asset Purchase Agreement or in any other Ancillary Agreement, neither Party grants the other Party any right or license to any assets or rights, including intellectual property rights, of such Party or its Affiliates.

2.6 Covenants Relating to In-License Agreements and Other Agreements.  Subject to this Section 2.6, Buyer shall be bound by and enjoy the benefit of the terms and conditions applicable to the Exploitation of the Product and any Other Product, as permitted under this Agreement, under the In-License Agreements in the Buyer Territory. Buyer agrees that it shall comply in all material respects with the specific terms and conditions of such In-License Agreements in connection with its receipt and exercise of rights hereunder or under the Supply Agreement, to the extent Buyer has been provided a true and complete copy of such In-License Agreement (provided that any such terms and conditions of each In-License Agreement may be redacted to preserve the confidentiality of financial information and Buyer shall not be obligated to comply with any such redacted terms or conditions) and solely to the extent such compliance would not contravene applicable Law or any provision of this Agreement, the Asset Purchase Agreement or any Ancillary Agreement.  Seller, through its actions or inactions, shall not be in material breach of any In-License Agreement or any Other Agreement to the extent that being in such material breach materially adversely affects Buyer’s rights under this Agreement or the Supply Agreement.  Buyer, through its actions or inactions, shall not knowingly cause Seller to be in material breach of any terms of In-License Agreement or any Other Agreement that have been disclosed in writing to Buyer; provided, however, that in the event of any allegation of such breach by a Third Party that is a party to any such agreement, Buyer shall have the opportunity to cure such alleged breach in accordance with (and for any period of cure provided in) the terms of the applicable In-License Agreement or Other Agreement.

                            ARTICLE 3

TERRITORIAL RESTRICTIONS; COMPLIANCE SALES

3.1 Buyer Restrictions. In partial consideration of the rights and licenses granted herein and for amounts due hereunder and under the Asset Purchase Agreement, other than as expressly set forth in this Agreement, Buyer shall not (and Buyer shall ensure that its Affiliates, and shall use commercially reasonable efforts to ensure that its Sublicensees, do not), in all cases outside the Buyer Territory, promote, market, sell or solicit orders for or otherwise commercialize the Product or any Other Product, except pursuant to this Agreement, the Asset Purchase Agreement or any other Ancillary Agreement.  Seller acknowledges that, given the nature of modern communications and advertising media, Buyer’s (and its Affiliates’ or Sublicensees’) marketing and promotion of Product or any Other Product, intended for customers located in the Buyer Territory, may be received or viewed by Persons outside of the Buyer Territory, and such fact shall not be deemed to violate the foregoing covenant so long as Buyer or the Person conducting such marketing or promotion does not intend for such activities to influence buying or prescribing activities outside of the Buyer Territory.

            3.2 Seller Restrictions. Seller shall not (and Seller shall ensure that its Affiliates, and shall use commercially reasonable efforts to ensure that its sublicensees hereunder, do not), in all cases outside the Seller Territory, promote, market, sell, solicit orders for or otherwise commercialize the Product or any Other Product, except pursuant to this Agreement, the Asset Purchase Agreement or any other Ancillary Agreement.  Buyer acknowledges that, given the nature of modern communications and advertising media, Seller’s (and its Affiliates’, licensees’ or sublicensees’) marketing and promotion of Product or any Other Product, intended for customers located in the Seller Territory, may be received or viewed by Persons outside of the Seller Territory, and such fact shall not be deemed to violate the foregoing covenant so long as Seller or the Person conducting such marketing or promotion does not intend for such activities to influence buying or prescribing activities outside of the Seller Territory.

3.3 Compliance with Legal Requirements. Each of Buyer and Seller shall conduct, and shall use commercially reasonable efforts to ensure that each of their Affiliates, sublicensees, Sublicensees, and Third Party subcontractors and distributors conduct, all its respective activities concerning the Product and the Licensed IP and Documentation hereunder in material compliance with all applicable Laws.  In addition, each Party certifies that it will not knowingly employ or otherwise use in any capacity, the services of any Person debarred under United States Law, including 21 U.S.C. Section 335a or who is the subject of a conviction described in such section, in connection with the Exploitation of the Product or the performance of any portion of its activities hereunder or pursuant hereto, as the case may be.

3.4 Compliance.

3.4.1 Compliance with Law.  Each Party shall maintain a compliance program consistent with the “Compliance Program Guidance for Pharmaceutical Manufacturers,” published by the Office of Inspector General, U.S. Department of Health and Human Services.  Each Party agrees to conduct, to cause its Affiliates to conduct, and to use commercially reasonable efforts to cause its Sublicensees and Third Party contractors and distributors to conduct, the activities contemplated with respect to this Agreement in a manner that is consistent with applicable Law.

3.4.2 Governments and International Public Organizations.  Each Party shall not make any payment, shall ensure that its Affiliates and shall use commercially reasonable efforts to ensure that its Sublicensees and Third Party contractors and distributors do not, make any payment, either directly or indirectly, of money or other assets, including the compensation the Party derives from this Agreement in connection with the subject matter of this Agreement (collectively referred as a “Payment”), to (a) government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or Persons acting on behalf of any of the foregoing (collectively referred as “Officials”) where such Payment would constitute a violation of any Law applicable to Seller, Buyer or any of their respective Affiliates, or (b) Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement.

3.4.3 No Authority.  Buyer acknowledges that no employee of Seller or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Buyer or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

3.4.4 Exclusions List.  Each Party shall not use (and shall cause its Affiliates not to use) any Person (including any employee, officer, director, Sublicensee or Third Party contractor or distributor) who is (or has been) on the Exclusions List of the Office of Inspector General, U.S. Department of Health & Human Services.  Each Party certifies to the other Party that, as of the Effective Date, such Party has screened itself, and its officers and directors against the Exclusions List of the Office of Inspector General, U.S. Department of Health & Human Services.

         ARTICLE 4

PAYMENTS AND RECORDS

4.1 Royalty.  As further consideration for the rights granted to Buyer hereunder, commencing upon the First Commercial Sale of a Combination Product or a [***] in the Seller Territory, Buyer shall pay to Seller a royalty of as a percentage of Net Sales of Combination Products and [***] by Seller, its Affiliates and Sublicensees in the Buyer Territory, which obligation shall expire as described below in this Section 4.1.  Such royalty rate percentage shall equal:  (a) [***] for Combination Products and [***] that are claimed, or the use or Manufacture of which are claimed, by Patent Rights in the Licensed Patents or Assigned Patents at the time of sale in the Buyer Territory by Buyer or its Affiliate or sublicensee; and (b) [***] for Combination Products and [***] that are not within the criteria in subsection (a) above, but that relied on Licensed Know-How or clinical data or other know-how included in the Purchased Assets to obtain regulatory approval in the Buyer Territory.  Buyer acknowledges that (x) the Licensed Know-How and the information included in the Licensed Regulatory Documentation licensed to Buyer are proprietary and valuable and that without the Licensed Know-How and such information, Buyer would not be able to obtain and maintain Regulatory Approvals with respect to the Combination Products, (y) access to the Licensed Know-How and the rights with respect to the Licensed Regulatory Documentation and the other rights granted hereunder have provided Buyer with a competitive advantage in the marketplace beyond the exclusivity afforded by the Licensed Patents and Assigned Patents and the Buyer Regulatory Approvals and Documentation and (z) the royalties set forth in this Section 4.1 are, in part, intended to compensate Seller for such exclusivity and such competitive advantage.  The Parties agree that the royalty rate set forth in this Section 4.1 reflects an efficient and reasonable blended allocation of the value provided by Seller to Buyer.  For clarity, (1) [***] no royalty will be owed under this Article 4 for any subsequent sales of any Combination Product and (2) [***] no royalty or other payment will be owed under this Article 4 for any subsequent sales of the applicable [***].

            4.2 Payments and Reports.  Buyer shall calculate all amounts payable to Seller pursuant to Section 4.1 promptly after the end of each Calendar Quarter and shall pay to Seller the amounts due with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter.  Each payment of royalties due to Seller shall be accompanied by the applicable Quarterly Net Sales Report delivered pursuant to Section 5.15.1 of the Asset Purchase Agreement and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.  Without limiting the generality of the foregoing, Buyer shall require its Affiliates and Sublicensees to account for their Net Sales of Combination Products or [***], as applicable, and to provide such reports with respect thereto as if such sales were made by Buyer.

4.3 Payment Method.  All payments to be made by a Party under this Agreement shall be paid in U.S. Dollars, by wire transfer, pursuant to the instructions of Seller, as such instructions may be designated from time to time by Seller at least 10 Business Days prior to the date payment is due.  Buyer shall have no right to offset, set off or deduct any amounts from or against the amounts due to Seller hereunder or under the Asset Purchase Agreement or any other Ancillary Agreement.

4.4 Late Payments.  In the event that any payment is not paid in accordance with the provisions of this Article 4 or the Supply Agreement, as applicable, the overdue amount shall bear interest, at a rate equal to [***], as of the date such payment is due, or the maximum rate permitted under applicable Law, whichever is less, until the entire unpaid overdue amount shall have been paid in full.

4.5 Taxes.

4.5.1 Withholding Taxes.  If applicable Laws require withholding of income or other similar Taxes imposed upon any payments made by Buyer to Seller under this Article 4, Buyer shall make such withholding payments to the applicable tax authorities as may be required and shall subtract such withholding payments from such payments.  Buyer shall submit reasonable proof of payment of the withholding Taxes to Seller within a reasonable period of time. Buyer shall promptly provide Seller with copies of the official receipts.  Buyer shall render Seller reasonable assistance in order to allow Seller to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

4.5.2 Value Added Taxes and Similar Taxes.  All amounts due under this Article 4 are exclusive of sales, use, goods and services, value added, excise, and other Taxes, duties or charges of a similar nature imposed by any Governmental Authority, or other taxing authority. If any sales, use, goods and services, value added, excise, or other Taxes, duties or charges of a similar nature will be chargeable with respect to the payments or transactions hereunder, Buyer shall pay, or upon receipt of invoice from Seller shall reimburse Seller for, these amounts at the rate in force at the due time for payment or such other time as is stipulated under the relevant legislation.  Each of Seller and Buyer shall use commercially reasonable efforts to minimize obligations relating to Taxes of the nature described in this Section 4.5.2 as a result of the transactions contemplated by this Agreement.

4.6 Records.  Buyer and its Affiliates shall prepare and maintain complete and accurate books and records of account, in accordance with GAAP, of all transactions and other business activities under this Agreement, sufficient to confirm the accuracy of all reports furnished by Buyer under this Agreement and all payments by Buyer to Seller under this Agreement.  Such records shall be maintained by Buyer and its Affiliates for the Calendar Year to which such records pertain and for a period of [***] thereafter.

4.7 Audit.  Seller and its Affiliates shall have the audit rights set forth in Section 5.16 of the Asset Purchase Agreement.

         ARTICLE 5

LICENSED PATENTS AND ASSIGNED PATENTS

5.1 Maintenance and Prosecution of Licensed Patent and Assigned Patents.  Buyer shall have the sole right, but not the obligation, at its sole expense, to prepare, file, prosecute and maintain (including with respect to related interference, re-issuance, re-examination and opposition proceedings) the Licensed Patents and Assigned Patents in the Buyer Territory.  Buyer shall have the sole right to make decisions regarding patent term extensions, including any extensions that are now or become available in the future with respect to the Licensed Patents and Assigned Patents. Seller shall assist and cooperate with Buyer as Buyer may reasonably request from time to time in connection with its activities set forth in this Section 5.1.  Subject to the other provisions of this Article 5, neither Seller nor Buyer shall, without the other Party’s prior written consent, (a) take any action to abandon or withdraw any application for any Licensed Patents or Assigned Patent, or (b) permit any Licensed Patents or Assigned Patent to lapse or expire.  Notwithstanding the foregoing, Buyer may elect to cease further prosecution or maintenance of particular patent applications or patents in the Licensed Patents or Assigned Patents, and if Buyer so elects it shall notify Seller in writing of any such proposed action not less than [***] prior to the date on which any applicable filing or payment is due.  Upon receipt of such notice, Seller shall have the right, but, notwithstanding the foregoing, not the obligation to immediately assume control of the preparation, filing, prosecution or maintenance of such Licensed Patents and/or Assigned Patent at its sole expense.  All costs and expenses of preparing, filing, prosecuting and maintaining the Licensed Patents and/or Assigned Patents in the Buyer Territory shall be [***].

5.2 Enforcement of Licensed Patents and Assigned Patents.

5.2.1 Notice. If any Licensed Patent or Assigned Patent is allegedly to be or is actually infringed by a Third Party in a manner relating to the Product or any Other Product, the Party first having knowledge of such infringement shall promptly notify the other in writing, which notice shall set forth the facts known to such Party of that infringement in reasonable detail.

5.2.2 Licensed Patents and Assigned Patents.  Subject to Section 5.3.1 and this Section 5.2.2, Buyer shall have the initial right, but not the obligation, through counsel of its choosing, to control the enforcement of the Licensed Patents and Assigned Patents against any activity involving the use, development, formulation, testing, assembly, packaging, transportation, importation, distribution, marketing, sale, offer for sale or other commercialization activity relating to a product containing asenapine (an “Infringement”), including the right to grant any Third Party rights and licenses necessary to conduct activities under the Licensed Patents and/or Assigned Patents.  In the event that Buyer decides not to enforce the Licensed Patents against such Infringement, Buyer shall provide written notice thereof to Seller within [***] after the date on which it provides notice or receives notice in accordance with Section 5.2.1, in which case Seller shall have the right, but not the obligation, to request that Buyer consent to Seller’s enforcing the applicable Licensed Patents against such Infringement, such consent not to be unreasonably withheld.  If Seller makes such request and Buyer so consents, then Seller shall have the ability to control enforcement of the Licensed Patents against such Infringement.  The Party enforcing the Licensed Patents against an Infringement shall be referred to herein as the “Enforcing Party.” [***]  If Seller gives such notice, the Parties shall discuss in good faith the appropriate actions to be taken in response to such infringement; provided, however, that if the Parties are unable to come to a mutually acceptable resolution within [***] of such notice, then the Enforcing Party shall be entitled to undertake such enforcement in its sole discretion, taking Seller’s concerns into good faith consideration.

5.2.3 Enforcement Procedure; Costs and Recovery.  In the event that an Enforcing Party asserts a claim or brings an infringement action ("Action") against an Infringement in accordance with Section 5.2.2, the other Party shall cooperate fully with the Enforcing Party in connection therewith, including furnishing powers of attorney, being joined as a party plaintiff in such Action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours.  The Enforcing Party in any Action against such alleged Infringement shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such infringement (provided that neither Party shall not be required to disclose any information subject to the attorney/client privilege, attorney work product or other highly confidential information).  The Enforcing Party shall have the right to settle any such Action in its discretion; provided that the Enforcing Party shall not have any right to settle any such Action, including by the grant of any license rights, in a manner that materially negatively impacts the other Party or any of Affiliates or sublicensees, except (a) subject to Section 10.1(d), Buyer, as the Enforcing Party, without the consent of Seller, shall have the right to settle any such Action based on the Hatch-Waxman Act, and (b) otherwise, with the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.  [***].  Any damages or other amounts collected shall be first allocated to reimburse the Parties for their costs and expenses in enforcing the Licensed Patents or Assigned Patents in order to make such recovery, which amounts shall be allocated [***] if insufficient to cover the totality of such expenses.  Any amount of recovery remaining after such reimbursement is made shall be [***].

5.3 Infringement Claims by Third Parties.

5.3.1 Defense of Third Party Claims.  If a Third Party asserts that a Patent Right owned or controlled by such Third Party is infringed by the Exploitation or Manufacture of the Product or any Other Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim along with the related facts in reasonable detail (provided that such Party shall not be required to disclose any information subject to the attorney/client privilege, attorney work product or other highly confidential information).

5.3.2 Buyer Territory.  Buyer shall have the first right, but not the obligation, to undertake and control such defense to the extent it relates to the Exploitation of the Product or any Other Product in the Buyer Territory, including the right to grant any Third Party rights and licenses necessary to conduct activities under the Licensed Patents or Assigned Patents in the Buyer Territory; provided that Buyer shall not be entitled to assert a claim or counterclaim against such Third Party based on any intellectual property rights of Seller other than the Licensed IP and Documentation without Seller’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned; and, provided, further, that prior to commencing any such claim or counterclaim hereunder, Buyer shall notify Seller of its intent to commence such claim or counterclaim, and if Seller in good faith believes that the assertion of any such claim or counterclaim by Buyer could have a material adverse effect on the Seller Territory IP or Seller’s rights thereunder, Seller shall promptly notify Buyer after receipt of such notice of intent and the Parties shall discuss in good faith the appropriate actions to be taken in response to such claim.  If Buyer does not accept control of the defense of a claim described in Section 5.3.1 against Seller within [***] after receiving notice thereof from, or giving notice thereof to, Seller pursuant to Section 5.3.1, then Seller shall have the right, but not the obligation, to defend against such claim at its expense, and in connection therewith Seller shall be entitled to assert a claim or counterclaim against such Third Party based on Seller’s Intellectual Property Rights or those of Buyer licensed to Seller hereunder.

5.3.3 Seller Territory.  Seller shall have the sole right, but not the obligation, to control that portion of the defense of any such claim that relates exclusively to the Exploitation of the Product or any Other Product in the Seller Territory.

5.3.4 Defense Procedure.  The Party that does not control the defense of a claim hereunder shall cooperate with the controlling Party, at the controlling Party’s reasonable request and expense, in any such defense and shall have the right, at its sole cost and expense, to be represented separately by counsel of its own choice in any such proceeding.  In the event a Party is entitled to and brings a claim or counterclaim in accordance with this Section 5.3, the other Party shall cooperate fully with the claiming Party, at the claiming Party’s cost and expense, in connection therewith, including furnishing powers of attorney, being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours.  In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken in connection with such defense, claim or counterclaim.

5.3.5 Allocation of Costs. All costs and expenses relating to any defense, settlement and judgments in Litigation commenced or defended pursuant to this Section 5.3 with respect to [***].  Any damages or other amounts collected shall [***].

5.4 Invalidity or Unenforceability Defenses or Actions. If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 5.2 or claim or counterclaim asserted under Section 5.3, or in a declaratory judgment action or similar action or claim filed by such Third Party, in any such case, that any Licensed Patent or Assigned Patent is invalid or unenforceable (an “Invalidity Claim”), then the Party pursuing such infringement action, or the Party first obtaining knowledge of such declaratory judgment action, as the case may be, shall promptly give written notice thereof to the other Party.  With respect to the Licensed Patents or Assigned Patents, Buyer shall have the initial right, but not the obligation, through counsel of its choosing, to defend against such Invalidity Claim, and shall have the right to control settlement of such Invalidity Claim, including the right to grant any Third Party rights and licenses necessary to conduct activities under the Licensed Patents and/or Assigned Patents.  If Buyer defends such Invalidity Claim, all costs and expenses of defending such action or claim shall be [***].  Seller shall assist and cooperate with Buyer as Buyer may reasonably request, [***], from time to time in connection with its activities set forth in this Section 5.4, including by providing reasonable access to relevant documents and other evidence and making its employees available at reasonable business hours.  In connection with any such defense or claim or counterclaim, Buyer shall consider in good faith any comments from Seller and shall keep Seller reasonably informed of any steps taken, and shall provide copies of material documents filed, in connection with such defense, claim or counterclaim, excluding documents that are subject to a protective order.  With respect to the Licensed Patents, if Buyer does not assume the defense of any such Invalidity Claim by the date that is [***] prior to any required answer or response to such Invalidity Claim, then Seller shall have the right, but not the obligation, to undertake such defense, [***], and in such case Buyer shall assist and cooperate with Seller as Seller may reasonably request, [***], from time to time in connection with its activities set forth in this Section 5.4, including by providing reasonable access to relevant documents and other evidence and making its employees available at reasonable business hours.  In connection with any such defense or claim or counterclaim, Seller shall consider in good faith any comments from Buyer and shall keep Buyer reasonably informed of any steps taken, and shall provide copies of material documents filed, in connection with such defense, claim or counterclaim, excluding documents that are subject to a protective order.

5.5 Third Party Licenses.  If a Party determines that the Exploitation of the Product or any Other Product by Buyer, its Affiliates, licensees, Sublicensees or distributors in the Buyer Territory may be asserted to infringe or misappropriate any Patent or any other intellectual property right of a Third Party, such that Buyer, its Affiliates, licensees, Sublicensees or distributors may not be able to Manufacture or Exploit the Product or Other Product in the Buyer Territory without material risk of being found to infringe the Patent or intellectual property right of such Third Party, then such Party shall promptly notify the other Party of such determination, and Buyer shall have the first right, but not the obligation, to obtain a license or other rights from the applicable Third Party to avoid any such infringement or misappropriation, and take the lead on negotiating the terms of a license (or other rights) sufficient to permit Buyer, its Affiliates, licensees, Sublicensees, and distributors to Manufacture and Exploit the Product or any Other Product in the Buyer Territory;  provided that, except with Seller’s prior consent to the contrary, any such license shall not include exclusive rights granted to Buyer that would prevent Seller from exercising the rights retained by Seller pursuant to Section 2.2, unless Buyer also would have the unencumbered right, but not the obligation, for Buyer to transfer, by sublicense or otherwise, such rights to Seller and, upon Seller’s request, Buyer promptly transfers such rights to Seller.  [***]

            ARTICLE 6

LICENSED TRADEMARKS

6.1 Use of Licensed Trademarks.

6.1.1 Buyer hereby acknowledges that, as between Seller and Buyer, and subject to the rights granted to Buyer under this Agreement, Seller retains all right, title and interest in and to the Licensed Trademarks, together with all goodwill associated therewith and all registrations and registration applications therefor, on a worldwide basis and that nothing herein shall be construed to accord to Buyer any rights in the Licensed Trademarks except for the license rights expressly conferred by this Agreement.  Buyer shall not, and shall cause its Affiliates, and shall use commercially reasonable efforts to cause its Third Party licensees, Sublicensees and distributors not to, use in their respective businesses, any Trademark that is confusingly similar to or a colorable imitation of, misleading or deceptive with respect to or that dilutes any (or any part) of the Licensed Trademarks or Seller Marks.

6.1.2 Buyer shall, and shall cause its Affiliates Third Party licensees, Sublicensees and distributors to, (a) comply with the trademark usage guidelines attached hereto as Schedule 2, as such Schedule may be updated reasonably from time to time, upon [***]’ written notice to Buyer, (b) promptly make any changes to all future Product Labeling, packaging with respect to any Product or any Other Product, Product (or any Other Product) inserts and advertising, marketing, promotional or other materials, all to the extent bearing any of the Licensed Trademarks, as Seller may reasonably request to achieve compliance with clause (a), and (c) refrain from taking any action that is reasonably likely to endanger, destroy or similarly affect, in any material negative respect, the Licensed Trademarks or the value of the goodwill associated with the Licensed Trademarks or Seller’s rights in the Licensed Trademarks.

6.1.3 Buyer shall not, and shall cause its Affiliates, and shall use commercially reasonable efforts to cause its Third Party licensees, Sublicensees and distributors not to, (a) directly or indirectly, at any time challenge Seller’s rights, title or interest in and to the Licensed Trademarks or in any registration or registration application therefor in any jurisdiction, (b) knowingly do or cause to be done any action that would materially impair the rights of Seller in and to the Licensed Trademarks or in any registrations or registration applications therefor in any jurisdiction, (c) represent to any Third Party that it has, in any jurisdiction, any ownership rights in or to the Licensed Trademarks or in any registration or registration application therefor or any other rights in the Licensed Trademarks other than the specific license rights conferred by this Agreement, or (d) register or attempt to register the Licensed Trademarks, Seller Marks or any confusingly similar Trademark (including any translation or transliteration of any of the Licensed Trademarks or any colorable or confusing imitation thereof) as a Trademark with any Governmental Authority in its own name or in the name of any of its Affiliate or any Third Party in any jurisdiction.

6.1.4 Buyer acknowledges and agrees that no ownership rights are vested or created in the Licensed Trademarks anywhere in the world by the licenses and other rights granted in this Agreement (including, for clarity, under Section 2.1 of this Agreement, Section 2.3(b)(ii) of the Supply Agreement and the Clinical Supply Agreement) and that, as between the Parties, Seller shall retain and hold all ownership rights in the Licensed Trademarks and the Seller Marks worldwide.

6.2 Approval Procedures.

6.2.1 Buyer shall, prior to its use in commerce, submit to Seller for review and prior approval, any new, or any revisions to any existing, Product Label, packaging with respect to the Product or any Other Buyer Product, Product or any such Other Buyer Product insert and advertising, marketing, promotional or other materials, in each case, solely to the extent bearing a Licensed Trademark, that Buyer wishes to use on or in connection with the Exploitation of the Product or any Other Product by Buyer in the Buyer Territory; provided that the foregoing review and prior approval by Seller shall (a) not be required to the extent that the applicable use of the Licensed Trademark described above is in compliance with Section 6.1.2 and (b) be deemed completed and approved, if Seller fails to respond to any such request for approval within [***] of Seller’s receipt of such request.

6.2.2 At Seller’s request from time to time, Buyer shall, shall cause its Affiliates, and shall use commercially reasonable efforts to cause its Third Party licensees, Sublicensees and distributors to, furnish to Seller representative samples of all Product Labeling, Product packaging, Product inserts and advertising, and Product marketing, promotional or other materials in each case to the extent bearing any of the Licensed Trademarks, for quality control purposes, including web pages, brochures and stationery.

6.2.3 Subject to Section 6.1.4, Buyer (and its Affiliates and Sublicensees) shall have the rights to select and use any new Trademark, including, for clarity, any trade dress, on or in connection with the Exploitation of the Product or any Other Product in the Buyer Territory (each, a “Buyer Trademark”), provided that such Buyer Trademarks are not confusingly similar to or otherwise dilute the Seller Marks or Licensed Trademarks in the Buyer Territory.

6.3 Clearance, Registration, Prosecution and Maintenance of Licensed Trademarks.  Seller shall be responsible for the clearance, registration, prosecution and maintenance of the Licensed Trademarks in the Buyer Territory.  All registrations and applications therefor shall be filed, prosecuted, registered and maintained in the name of Seller.  All costs and expenses of clearing, registering, prosecuting and maintaining the Licensed Trademarks in the Buyer Territory shall be borne [***].  Seller shall not, without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed, take any action to abandon or withdraw any application for any Licensed Trademark, or permit any registration for any Licensed Trademark to lapse, expire or be cancelled; provided that upon reasonable notice from Seller following Generic Entry, Seller may choose to assign[***] any Licensed Trademark in the Buyer Territory to Buyer and thereafter, Licensed Trademarks shall be deemed to exclude such assigned Trademark.  Seller shall execute such documents as may be required in the reasonable opinion of Buyer for Buyer to be entered as a “registered user” or recorded licensee of the Licensed Trademarks or to be removed as registered user or licensee thereof.

6.4 Enforcement of Licensed Trademarks. Buyer shall have the first right, but not the obligation, to enforce and defend the Licensed Trademarks in the Buyer Territory, including (a) after consultation with Seller, defending against any alleged, threatened or actual claim by a Third Party that the use of the Licensed Trademarks in the Buyer Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or copyright of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of or relating to the Licensed Trademarks with respect to the Product or any Other Product in the Buyer Territory and (b) taking such action as Buyer, after consultation with Seller and subject to Seller’s prior approval, deems necessary or commercially appropriate against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of, or unfair trade practices or any other like offense relating to, the Licensed Trademarks by a Third Party in the Buyer Territory.  Seller shall provide Buyer all reasonable assistance in connection with the foregoing activities of Buyer, including executing any reasonably necessary documents or instruments and making its employees available at reasonable business hours to assist in such defense or enforcement.  If Buyer plans to cease, or ceases, any action with respect to the enforcement or defense of any of the Licensed Trademarks in the Buyer Territory, Buyer shall notify Seller in writing at least [***] in advance of the due date of any action that is required with respect thereto and, in such event, Seller may elect (but shall not be obligated), on written notice to Buyer, to assume responsibility for and control over such enforcement or defense or to take any such action in its own name or in the name of Buyer.  [***] Any damages or other amounts recovered in any such proceeding shall be [***].  Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any such action, defense, claim or suit under this Section 6.4[***].  Buyer shall obtain Seller’s written consent before entering into any compromise, settlement or stipulation with respect to any such action, defense, claim or suit, such consent not to be unreasonably withheld, delayed or conditioned.  Buyer shall not knowingly take any position or submit any argument with respect to such action, defense, claim or suit that would be reasonably expected to materially endanger or impair the Licensed Trademarks or Seller’s rights therein or Seller’s corresponding Trademark rights outside the Buyer Territory.  Each Party[***] shall execute such powers of attorney or other instruments and shall take such other actions as the other Party may reasonably request as necessary to permit the other Party to assume responsibility for and control over the enforcement or defense of the Licensed Trademarks as permitted hereunder.

6.5 No Implied Rights.  Except as expressly provided in this Article 6, Buyer shall have no right to register, maintain, prosecute, enforce or defend the Licensed Trademarks.

       ARTICLE 7

LICENSED DOMAIN NAMES

7.1 Ownership and Goodwill.  Buyer acknowledges that it acquires no right, title or interest in the Licensed Domain Names other than the rights expressly set forth in this Agreement.  Seller shall own and retain all right, title and interest in and to the Licensed Domain Names.  Buyer agrees not to directly or indirectly contest or aid in contesting the ownership of the Licensed Domain Names, or to take any action whatsoever in derogation of Seller’s claimed rights therein.  Buyer or its Affiliates shall be prohibited from, and shall ensure that any agreements with Sublicensees prohibit such Sublicensees from, (a) using or registering any domain name or any social media identifier that consists of or incorporates, in whole or in part, (i) any of the Seller Marks or (ii) any term that is confusingly similar to, a colorable imitation of, or deceptive with respect to, or that dilutes any of the Seller Marks or (b) knowingly doing any act that is likely to materially impair Seller’s proprietary rights in or to the Licensed Domain Names.  Buyer shall submit to Seller for review and prior approval (such approval not to be unreasonably withheld, delayed or conditioned), any proposed use of any domain names or social media identifiers consisting of or incorporating the Licensed Trademarks, to the extent materially different from any previously approved use; provided that the foregoing review and prior approval by Seller shall be deemed completed and approved, if Seller fails to respond to any such request for approval within [***] of Seller’s receipt of such request; and provided, further, that with respect to any such domain names, upon such approval by Seller, whether deemed or granted, as applicable, such domain name shall be deemed a Licensed Domain Name hereunder.

7.2 Registration and Maintenance.

7.2.1 Subject to the remainder of this Section 7.2.1, (a) Seller, at its sole cost and expense, shall register, as applicable, and maintain the Licensed Domain Names and (b) neither Party shall intentionally take, or fail to take, any action which may reasonably be expected to jeopardize the use, value, validity, or enforceability of the Licensed Domain Names.  Seller shall not allow any registration of the Licensed Domain Names to lapse, without first providing Buyer with timely written notice thereof and offering to transfer to Buyer such Domain Name, at Seller’s sole cost and expense.

7.2.2 Seller shall use the technical contact and server information as Buyer may designate for use with each Licensed Domain Name, as Buyer may identify, to give Buyer control over the use of such Licensed Domain Name and over the administration and management of any website and web content associated with such Licensed Domain Name.  Seller shall not change the technical contact or server information for any of the Licensed Domain Names or take any action to direct Internet traffic to any of the Licensed Domain Names to any server or IP address other than those identified by Buyer.  Seller may, from time to time, change the registrar for a Licensed Domain Name and Buyer agrees to assist and cooperate with Seller, the old registrar or the new registrar in any way necessary to effectuate such a change of registrar.

7.3 Country-Specific Traffic.  Buyer shall cause traffic to the Licensed Domain Names, which traffic originates within a country outside the Buyer Territory, to be re-directed to such ccTLD as Seller may designate in writing.  Among other techniques that the Parties may mutually agree for re-directing traffic is the placement of a hyperlink on the homepage of the generic “.com” top-level Licensed Domain Names, which hyperlink shall be placed in a manner, form and style mutually agreeable to the Parties, each acting reasonably.  Without limitation of the foregoing, (a) Buyer shall ensure that the principal pages of each Licensed Domain Names display in prominent font that such Licensed Domain Name is “intended only for residents of the United States, its territories, and Puerto Rico.” and (b) none of the websites corresponding to each of the Licensed Domain Names shall include or otherwise use any Seller Mark, except as may be expressly agreed in writing by Seller.

7.4 Enforcement. If Buyer becomes aware of any use, trafficking, or registration of a Licensed Domain Name, Buyer shall promptly notify Seller of such use or trafficking or registration.  Seller may take any action and institute legal, administrative or other proceedings relating to the use, trafficking, or registration of such Licensed Domain Names as Seller, in its sole discretion, deems fit.  Buyer shall execute any and all documents and shall take such actions as may be reasonably necessary to carry out such proceeding or Litigation, including becoming a nominal party to any legal action.  If Seller fails to take any action within [***] after notification of such use, trafficking or registration, or notifies Buyer that it will not take any action, then Buyer may take any action and institute legal, administrative or other proceedings relating to such use, trafficking or registration as Buyer, in its sole discretion, deems appropriate.  Seller agrees to execute any and all documents and to do such acts as may be reasonably necessary to carry out such proceeding or Litigation, including becoming a nominal party to any legal action.  [***]

       ARTICLE 8

CONFIDENTIALITY AND NON-DISCLOSURE

The rights and obligations of each of the Parties with respect to Confidential Information hereunder shall be governed by the terms of Section 5.4 of the Asset Purchase Agreement.

       ARTICLE 9

DISCLAIMER OF WARRANTIES

9.1 BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THE ASSET PURCHASE AGREEMENT, SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER, EXPRESS OR IMPLIED, RELATED TO THE LICENSED IP AND DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 3 OF THE ASSET PURCHASE AGREEMENT, BUYER IS LICENSING THE RIGHTS GRANTED TO IT HEREUNDER WITHOUT ANY OTHER EXPRESS WARRANTIES OR ANY IMPLIED WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY WARRANTY OF QUALITY, THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONDITION OF THE ASSETS, AS TO THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON OR AS TO ANY OTHER MATTER.

ARTICLE 10

                                                              INDEMNITY

10.1 Indemnification of Seller. Subject to this Article 10, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective licensors, licensees, officers, directors, employees and agents (collectively, “Seller Indemnitees”) from and against any and all Losses incurred by them in connection with any and all Litigation by Third Parties (collectively, “Third Party Claims”) against a Seller Indemnitee solely to the extent arising from or occurring as a result of:  (a) any breach by Buyer of any term of this Agreement (including any breach of Section 3.3 or Section 3.4 hereof); (b) the fraud, gross negligence or willful misconduct on the part of Buyer or any of its Affiliates or Sublicensees in the performance of Buyer’s obligations under this Agreement; (c) the Manufacture and Exploitation of the Product or any Other Product by or on behalf of Buyer, its Affiliates and Sublicensees (excluding, for clarity, the Manufacture of Supplied Product by Seller pursuant to the Supply Agreement); or (d) any settlement by Buyer as the Enforcing Party of an Infringement action pursuant to Section 5.2.3(a), except, in each case ((a),(b), (c) and (d) above), to the extent of those Third Party Claims arising from or occurring as a result of matters covered by subsections (a) or (b) of Section 10.2, subsections (a) or (b) in Section 7.2 of the Supply Agreement or indemnification obligations of Seller or its Affiliates under the Clinical Supply Agreement, as to which Third Party Claims each Party shall indemnify the other Party and the Seller Indemnitees or the Buyer Indemnitees, as applicable, to the extent of its liability for such Third Party Claims.

10.2 Indemnification of Buyer. Subject to this Article 10, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and Sublicensees, and their respective officers, directors, employees and agents (collectively, “Buyer Indemnitees”) from and against any and all Losses incurred by them in connection with any and all Third Party Claims against any such Buyer Indemnitee solely to the extent arising from or occurring as a result of: (a) any breach by Seller of any term of this Agreement or (b) the fraud, gross negligence or willful misconduct on the part of Seller or any of its Affiliates in the performance of Seller’s obligations under this Agreement, except, in each case ((a) and (b) above), to the extent of those Third Party Claims arising from or occurring as a result of matters covered by subsections (a), (b), (c) or (d) of Section 10.1, subsections (a), (b) or (c) of Section 7.1 of the Supply Agreement or indemnification obligations of Buyer or its Affiliates under the Clinical Supply Agreement, as to which Third Party Claims each Party shall indemnify the other Party and the Seller Indemnitees or the Buyer Indemnitees, as applicable, to the extent of its liability for such Third Party Claims.

10.3 Indemnification Procedures.  All indemnification claims in respect of Buyer or any Buyer Indemnitee shall be made solely by Buyer, and all indemnification claims in respect of Seller or any Seller Indemnitee shall be made solely by Seller and, in each case, shall be governed by Section 7.2 of the Asset Purchase Agreement.  Notwithstanding anything herein to the contrary, the Parties’ respective indemnification obligations under this Article 10 shall not apply to any Losses or Third Party Claims for which such Party is entitled to indemnification under the Asset Purchase Agreement (excluding for this purpose, application of the limitations in Section 7.3 of the Asset Purchase Agreement).

10.4 Limitation on Damages and Liability. OTHER THAN WITH RESPECT TO CLAIMS UNDER SECTIONS 10. AND 10.2, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT WITH RESPECT TO A CLAIM ARISING OUT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, MULTIPLE, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  FOR CLARITY, THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S RIGHTS OR OBLIGATIONS UNDER SECTION 10.1 OR 10.2 WITH RESPECT TO THIRD PARTY CLAIMS AND LOSSES.

10.5 Insurance. As of the Effective Date, Buyer shall have and maintain adequate insurance coverage, which policies shall be in effect during the Term, including: (a) products liability coverage and comprehensive general liability insurance of not less than [***]; (b) auto liability insurance of not less than [***]; and (c) any other insurance, including workers’ compensation, cyber liability and professional liability, necessary to cover its obligations under this Agreement and that are consistent with normal business practices of prudent companies similarly situated; provided that if any such policy is held on a claims-made basis, such policy shall be maintained throughout the Term and for a period of [***] thereafter.  Such policies shall be blanket policies and shall insure against Liability on the part of Buyer and any of its Affiliates, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property, arising from the Exploitation and Manufacture of the Product and any Other Product.  Such policies maintained by Buyer shall name Seller and its Affiliates as additional insureds.  All insurers providing such policies shall have an AM Best (A-) or higher rating. Buyer shall provide Seller with certificates of insurance evidencing that the policies required to be maintained by Buyer hereunder are in full force and effect annually and, upon Seller’s request, copies of such policies shall be provided. Should any of the policies be cancelled, terminated or otherwise materially altered before the expiration date thereof, notice will be delivered in accordance with the policy provisions in writing to Seller.  Buyer’s insurers shall waive all rights of subrogation against Seller, its Affiliates and its and their officers, directors and employees.  Buyer’s insurance shall be primary with no contribution by Seller’s insurance.

  ARTICLE 11

                                              TERM

11.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated upon the mutual written agreement of Buyer and Seller at any time (such period, the “Term”).

11.2 Consequences of Termination.

11.2.1 Termination of Agreement.  Upon the termination of this Agreement by agreement of the Parties (as provided in Section 11.1), all of the licenses granted by the Parties under this Agreement, and any sublicenses related thereto entered into by either Party as permitted hereunder, shall terminate in their entirety.

11.2.2 Accrued Rights.  The termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination.  Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

11.2.3 Survival.  Without limiting the foregoing, Articles 8, 9, 10, 11 and 12 shall survive the termination of this Agreement for any reason.

   ARTICLE 12

                                                              MISCELLANEOUS
                                  12.1 Governing Law, Jurisdiction, Venue and Service.

12.1.1 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

12.1.2 Jurisdiction.  Subject to Sections 12.2, 12.3 and 12.12, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties irrevocably and unconditionally waive their right to a jury trial.

12.1.3 Venue. Subject to Sections 12.2 and 12.3, the Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.1.4 Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 12.4.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

12.2 Dispute Resolution.  Except as expressly set forth herein, any Dispute arising hereunder shall be resolved in accordance with Section 9.10 of the Asset Purchase Agreement.  With respect to any Dispute relating to Seller’s rights or Buyer’s obligations under Article 6 of this Agreement, the Parties agree (a) that any such Dispute shall not be an Excluded Dispute and (b) to first attempt to resolve any such Dispute through good faith negotiations between in-house trademark counsel or other appropriate representatives appointed by the Parties (or their delegates) with the authority to settle such Dispute.  If such Dispute cannot be resolved through negotiations between such representatives within [***] thereafter or within such other time period as the Parties may agree, then either Party may elect to resolve such Dispute in accordance with Section 9.10 of the Asset Purchase Agreement.

12.3 Equitable Relief.  The Parties agree that irreparable damage would occur in the event that the terms of Article 6 of this Agreement are breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, whether preliminary or permanent, to prevent such breaches of Article 6 and to cause by an order of specific performance requiring compliance with the terms and provisions of Article 6, in any court of the United States or any state having jurisdiction, in each case, solely to the extent required to cure the applicable breach.  Such injunctive relief would be in addition to any other remedy to which the applicable Party is entitled at law or in equity.  Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.  For clarity, the Parties agree that no injunction hereunder shall be sought by or granted to Seller to prevent Buyer from using the Licensed Trademarks in connection with Exploitation of Products in the Buyer Territory to the extent such use is in compliance with Article 6.

12.4 Notices.

12.4.1 Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by overnight registered mail, courier or express delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 12.4.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least 10 days’ prior to such address taking effect in accordance with this Section 12.  Such Notice shall be deemed to have been received: (a) as of the date delivered by hand or by overnight registered mail, courier or express delivery service; or (b) on the day sent by facsimile provided that the sender had received confirmation of transmission (by facsimile receipt confirmation or confirmation by telephone or email) prior to 6:00 p.m. Eastern Time on such day (and if confirmation is received after 6:00 p.m. Eastern Time, such Notice shall be deemed to have been delivered on the following Business Day).  Any Notice delivered by facsimile shall be confirmed by a hard copy delivered promptly thereafter.

12.4.2 Address for Notice.

If to Seller, to:

Merck Sharp & Dohme BV
Waarderweg 39
2031 BN
Haarlem
Netherlands
Attention: Managing Director
Facsimile: [***]

with a copy (which shall not constitute notice) to:

Merck Sharp & Dohme Corp.
One Merck Drive
Whitehouse Station, NJ 08889
United States of America
Facsimile:  [***]
Attention:  Office of Secretary

and to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC  20004
Facsimile:  (202) 662-6291
Attention:  John Hurvitz
Michael J. Riella

If to Buyer, to:

Forest Laboratories Holdings Limited
Cumberland House
9th Floor
1 Victoria Street
Hamilton HM 11, Bermuda
Attention: Chief Legal Officer
Facsimile: [***]

with a copy (which shall not constitute notice) to:

Dentons US LLP
101 JFK Parkway, Suite 400
Short Hills, New Jersey 07078
Attention: John L. Cleary, II
Facsimile: (973) 912-7199

12.5 No Benefit to Third Parties.  The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Buyer Indemnitees and Seller Indemnitees under Article 10, they shall not be construed as conferring any rights on any other Persons.

12.6 Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

12.7 Expenses. Except as otherwise specified herein or in the Asset Purchase Agreement or in any other Ancillary Agreement, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

12.8 Assignment.  Except as expressly set forth in this Agreement, neither Party shall have the right or the power to assign, in whole or in part, any of its rights, or delegate or subcontract the performance of any of its obligations under this Agreement without the prior written authorization of the other Party, which authorization shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may assign or delegate any or all of its rights or obligations hereunder without such prior written authorization (a) to an Affiliate or (b) to its successor in interest in connection with a merger, consolidation or similar change of control transaction of such Party or any divestiture due to considerations under Section 4.4 of the Asset Purchase Agreement.  Further, Buyer may in any event grant sublicenses as provided in Section 2.3.  Subject to the foregoing, it shall not be unreasonable for a Party (the “Consenting Party”) to refuse to authorize any assignment or subcontract proposed by the other Party (the “Assigning Party”) and that is not otherwise provided for in this Agreement in the event that: [***].  Any permitted assignment or delegation hereunder by a Party shall not relieve such Party of any of its obligations under this Agreement, unless, with respect to an assignment to a Third Party, such assignee agrees in writing to assume such Party’s obligations under this Agreement, in which case such Party shall be relieved of its obligations hereunder from and after the effective date of such assignment and assumption.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

12.9 Use of Affiliates. Seller shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates.

12.10 Amendment.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

12.11 Independent Contractors. In the exercise of their respective rights, and the performance of their respective obligations, under this Agreement, the Parties are, and shall remain, independent contractors.  Nothing in this Agreement shall be construed to constitute the Parties as partners, joint venturers, or participants in a joint enterprise or undertaking, or to constitute either of the Parties as the agent of the other Party for any purpose whatsoever.  Neither Party shall bind, or attempt to bind, the other Party hereto to any contract or the performance of any other obligation, or represent to any Third Party that it is authorized to enter into any contract or binding obligation on behalf of the other Party hereto.

12.12 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

12.13 English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

12.14 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

12.15 Entire Agreement.  This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Asset Purchase Agreement and the other Ancillary Agreements, contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof.  In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

12.16 Construction.  Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein does not limit the generality of any description preceding such term, and is deemed to mean “including without limitation”.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.  Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MERCK SHARP & DOHME BV                                                                           FOREST LABORATORIES
                                                                           HOLDINGS LIMITED

By:/s/ M.L.P.J. Mol-Arts                                                      By: /s/ Francis I. Perier, Jr.

Name: M.L.P.J. Mol-Arts                                                      Name: Francis I. Perier, Jr.

Title: General Manager, MSD Oss                                                                      Title: Secretary

SCHEDULE 1:

SELLER MARKS

“Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.,
Whitehouse Station, NJ 08889, USA”.

“MSD Oss B.V., a subsidiary of Merck & Co., Inc.”

[Missing Graphic Reference]

SCHEDULE 2:

TRADEMARK USAGE GUIDELINES

In order for the Licensed Trademarks to maintain their value and enforceability, they must be used in the proper way on packaging and labeling, in advertising and promotional materials, and on websites and other Internet uses. The following guidelines and standards must be followed in order to achieve this objective, as well to clarify usage of the Licensed Domain Name.

[***]

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